EXECUTION COPY

AGREEMENT FOR COMMITMENT INCREASE

June 5, 2013

Reference is made to the Credit Agreement dated as of May 21, 2012 (as amended, modified or supplemented from time to time, the "Credit Agreement") among Garrison Funding 2012-1 LLC (the "Borrower"), the Lenders party thereto, Natixis, New York Branch, as Administrative Agent and Arranger (the "Administrative Agent"), and Deutsche Bank Trust Company Americas, as Collateral Agent and Custodian. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Section 1. Increased Commitment. Upon execution and delivery of this Agreement for Commitment Increase (this "Agreement") by the Borrower and Versailles Assets LLC (the "Increasing Lender") (and acknowledgement and agreement by the Administrative Agent) and subject to the satisfaction of the conditions precedent set forth in Section 3 of this Agreement (and in Section 3.3 of the Credit Agreement), pursuant to Section 2.11 of the Credit Agreement, the Increasing Lender hereby agrees that its Class A-R Commitment shall be increased by $25,000,000 (the "Increased Commitment"), resulting in a total Class A-R Commitment in the amount of $50,000,000 for the Increasing Lender, effective as of the Effective Date (as defined below).

Section 2. Applicable Margin; Commitment Fee. The Applicable Margin in respect of the Loans made pursuant to the Increased Commitment and the Commitment Fee in respect of the Increased Commitment shall each be as set forth in the Credit Agreement with respect to the Class A-R Loans and the Class A-R Commitments, respectively. The interest due on the Loans made pursuant to the Increased Commitments will accrue from the date on which such Loans are funded, and the Commitment Fees due on the Increased Commitments will accrue from the Effective Date (as defined below).

Section 3. Effective Date. The Increased Commitment shall become effective as of the date (but immediately after the time) that the following conditions have been satisfied (the "Effective Date"):

(a) counterparts of this Agreement executed by the Borrower and the Increasing Lender (and acknowledged and agreed to by the Administrative Agent) shall have been received by the Administrative Agent;

(b) the delivery by the Borrower for deposit in, or crediting to, the Collection Account or Custodial Account, as applicable, of Borrower's Additional Equity in the form of Cash and/or Collateral Loans (to be valued at the Principal Collateralization Amount for each such Collateral Loan) in an aggregate amount equal to at least $22,620,000, in accordance with Section 2.11(d) of the Credit Agreement;

(c) the Rating Condition for the Loans existing prior to the Effective Date is satisfied after giving effect to the Increased Commitment;

(d) the Administrative Agent shall have received a letter from Moody's addressed to the Borrower confirming that the Class A-R Loans represented by the Increased Commitment have been assigned a rating of at least "Aa1 (sf)"; and

(e) each of the conditions precedent set forth in Section 3.3 of the Credit Agreement shall have been satisfied.

Section 4. Representations and Warranties. The Borrower represents and warrants to the Lenders that (a) immediately before and after giving effect to this Agreement, the representations and warranties set forth in Article IV of the Credit Agreement, and in each of the other Loan Documents, are true and correct in all material respects on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct in all material respects as of such specific date), and as if each reference in said Article IV to "this Agreement" included reference to this Agreement, (b) immediately before and after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing and (c) the net proceeds of any Loans made pursuant to the Increased Commitment will be used (i) to purchase or originate additional Collateral Loans, (ii) to pay fees and expenses of the Agents in connection with this Agreement and/or (iii) as Principal Proceeds for purposes permitted under the Credit Agreement.

Section 5. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect and the parties hereto hereby confirm all of their respective obligations under the Loan Documents after giving effect to this Agreement. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission or electronic mail of a PDF shall be effective as delivery of a manually executed counterpart hereof. This Agreement shall be construed in accordance with and governed by the law of the State of New York. References in the Credit Agreement to "this Agreement" (and indirect references such as "hereunder", "hereby", "herein" and "hereof") shall be deemed to be references to the Credit Agreement after giving effect to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

GARRISON FUNDING 2012-1 LLC,
as Borrower

By:	/s/ Brian Chase
Name: Brian Chase
Title: Chief Operating Officer

VERSAILLES ASSETS LLC,
as Increasing Lender

By:	/s/ Bernard J. Angelo
Name: Bernard J. Angelo
Title: Vice President

By:	/s/ John L. Fridlington
Name: John L. Fridlington
Title: Vice President

Acknowledged and agreed:

NATIXIS, NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Lorraine Medvecky
Name: Lorraine Medvecky
Title: Managing Director

By:	/s/ David Duncan
Name: David Duncan
Title: Managing Director